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                                                               Exhibit 99.(h)(4)

                                  AMENDMENT TO
                    BLUE SKY COMPLIANCE SERVICING AGREEMENT

     This Amendment ("Amendment") is made as of the 1ST OF July 2004 between MAIRS AND POWER BALANCED FUND, INC. (formerly known as Mairs and Power Income Fund, Inc.) (the "Fund") and U.S. BANCORP FUND SERVICES, LLC (formerly known as Firstar Mutual Fund Services, LLC and before that, Firstar Trust Company) ("USBFS").

     The parties hereby amend the Blue Sky Compliance Servicing Agreement dated as of May 1,1997 (the "Agreement"), as set forth below. Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

     1. Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC (formerly Firstar Trust Company) was changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC or Firstar Trust Company in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC.

     2. Effective August 1997, the name Mairs and Power Income Fund, Inc. was changed to Mairs and Power Balanced Fund, Inc. Accordingly, all references to Mairs and Power Income Fund, Inc. in this Agreement should be replaced with Mairs and Power Balanced Fund, Inc.

     3. Schedule A of the Agreement is amended and replaced with Schedule A attached hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

MAIRS AND POWER BALANCED FUND, INC.       U.S. BANCORP FUND SERVICES, LLC

By:  /s/ William B. Frels                 By:   /s/ Joe C Neuberger
    -----------------------------------       ---------------------------------

Title:  President                         Title:  Senior Vice President
      -------------------------------            ------------------------------

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                                   Schedule A
                                     to the
                 Blue Sky Compliance Servicing Agreement

                                  FEE SCHEDULE

ANNUAL FEE
       $250 per permit (new and/or renewal) per year

Plus out-of-pocket expenses including, but not limited to:

       -  State regulatory filing fees
       -  Postage
       -  Programming
       -  Stationery
       -  Retention of Records
       -  Special Reports
       -  Auditing and Legal Expenses
       -  All other out-of-pocket expenses

Notwithstanding the above, all fees and out-of-pocket expenses connected with the initial state registration and notifying the states listed below of any sales within their states shall be paid for by USBFS until June 30, 2005 or until the expiration of the initial registration if sooner.
Exception: Any expenses incurred for sales made above a state's minimum, will be paid for by the Fund according to the above schedule.

               STATES EXCLUDED FROM ABOVE FEE SCHEDULE (WITH NOTED
                         EXCEPTION) UNTIL JUNE 30, 2005
          OR UNTIL THE EXPIRATION OF THE INITIAL REGISTRATION IF SOONER

                                     - Hawaii
                                     - South Carolina
                                     - Virginia

Effective: July 1, 2004